UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 9, 2018

ANGI Homeservices Inc.

(Exact name of registrant as specified in charter)

Delaware	001-38220	82-1204801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14023 Denver West Parkway, Building 64 Golden, CO	80401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 963-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO and Board Member Transition

On October 12, 2018, ANGI Homeservices Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original 8-K”) reporting that Mr. Brandon Ridenour, then Chief Product Officer of the Company, was named as successor to Mr. Christopher Terrill as Chief Executive Officer of the Company and that Mr. Terrill would remain in his role as Chief Executive Officer of the Company through a transition period to be completed by the end of 2018.  The Company also reported that following the transition period, Mr. Terrill would step down as a member of the Company’s Board of Directors and serve in an advisory capacity to the Company, and that Mr. Ridenour and Mr. Craig Smith, President and Chief Operating Officer of the Company, would join the Company’s Board of Directors.  This amendment amends the Original 8-K to report the effective date of this transition and related matters.

Effective November 8, 2018:

•                  Mr. Ridenour assumed his role as Chief Executive Officer of the Company;

•                  Messrs. Ridenour and Smith joined the Company’s Board of Directors; and

•                  Mr. Terrill stepped down from the Board of Directors and from all other positions with the Company.

New Employment Agreement with Mr. Ridenour

In addition, on November 8, 2018 (the “Effective Date”), the Company entered into a new employment agreement with Mr. Ridenour.  The employment agreement has an initial term ending on December 31, 2019 and provides for automatic renewals for successive one-year terms absent written notice from ANGI Homeservices or Mr. Ridenour 90 days prior to the expiration of the then-current term.

The employment agreement provides that Mr. Ridenour will be eligible to receive an annual base salary (currently $600,000), discretionary annual cash bonuses and such other employee benefits as may be determined by ANGI Homeservices from time to time.  In addition, Mr. Ridenour was awarded restricted stock units with a grant date value of $15 million, with 50% vesting on the third and fourth anniversaries of the Effective Date.

Upon a termination of his employment without cause (as defined in the agreement) or his resignation for good reason (as defined in the agreement), subject to his execution and non-revocation of a release of claims in favor of ANGI Homeservices and compliance with the restrictive covenants set forth in the employment agreement: (i) ANGI Homeservices will continue to pay Mr. Ridenour his annual base salary for one year following such termination or resignation, (ii) all ANGI Homeservices or IAC equity awards (including any cliff-vesting awards, which will be prorated as though such awards had an annual vesting schedule) held by him on the date of such termination or resignation that would have otherwise vested during the one-year period following such date will vest as of such date (subject to, in the case of performance-based awards, the satisfaction of the applicable performance conditions) and (iii) any then vested stock options or stock appreciation rights to acquire IAC or ANGI Homeservices stock will remain exercisable through the earlier of: (A) the scheduled expiration date of such stock option or stock appreciation right and (B) 18 months following Mr. Ridenour’s termination of employment.

Pursuant to his employment agreement, Mr. Ridenour is bound by covenants not to: (i) compete with ANGI Homeservices’ businesses during the term of his employment and for 12 months thereafter and (ii) solicit ANGI Homeservices’ employees or business partners during the term of his employment and for 12 months thereafter. In addition, Mr. Ridenour has agreed not to use or disclose any confidential information of ANGI Homeservices or its affiliates.

In addition, (i) the Company has eliminated the restriction on Mr. Ridenour’s ability to exercise his ANGI Homeservices equity awards granted on February 11, 2015 and (ii) Mr. Ridenour has agreed to the continued restriction on his exercise of ANGI Homeservices equity awards granted on February 14, 2017, such that he will not exercise these awards before January 1, 2020 (and not to exercise more than 33% of such awards before December 31, 2020). Upon the termination of his employment prior to the lapse of any of these restrictions, ANGI Homeservices shall waive such restrictions in the manner and within the timeframes specified in the employment agreement.

Release of Lock-Ups

Effective November 8, 2018, the Company has waived the sale (lockup) restrictions previously imposed on Mr. Ridenour, Mr. Smith and Ms. Allison Lowrie, Chief Marketing Officer of the Company, relating to any shares of Class A Common Stock acquired upon exercise or settlement of Company equity awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGI HOMESERVICES INC.

By:	/s/GLENN H. SCHIFFMAN
Name:	Glenn H. Schiffman
Title:	Chief Financial Officer

Date: November 8, 2018